                                                                     EXHIBIT (g)

 ITEM 8. Consolidated Financial Statements and Supplementary Data

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Software AG Systems, Inc.:

  We have audited the accompanying consolidated balance sheets of Software AG Systems, Inc. and subsidiaries (Successor) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1998 and the period from April 1, 1997 to December 31, 1997 (Successor periods), and the consolidated statements of operations, stockholders' equity and cash flows of Software AG Systems, Inc. and subsidiaries (a wholly owned subsidiary of Software AG, a German software company) (Predecessor), for the periods from January 1, 1997 to March 31, 1997 and for the year ended December 31, 1996 (Predecessor periods). In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement Schedule II--Valuation and Qualifying Accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of Software AG Systems, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the Successor periods, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Software AG Systems, Inc. and subsidiaries (a wholly owned subsidiary of Software AG, a German software company) for the Predecessor periods, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

  As discussed in Note 2 to the consolidated financial statements, effective April 1, 1997, Software AG Systems, Inc. consummated a Recapitalization under which a majority of the Company's common stock changed control. The change in control of the Company's common stock was accounted for as a purchase business combination. As a result of the Recapitalization, the consolidated financial information for the periods after the Recapitalization is presented on a different cost basis than that for the periods before the Recapitalization and, therefore, is not comparable.

                                                                       KPMG LLP

Washington, D.C.
March 5, 1999

                   SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            Dec. 31,  Dec. 31,
                                                              1997      1998
                                                            --------  --------
                                                             (in thousands)
Assets
Current:
  Cash and cash equivalents...............................  $ 50,429  $ 60,298
  Short-term investments..................................       --     10,600
  Accounts receivable:
   Invoiced and currently due.............................    40,212    50,110
   Advanced billings on maintenance.......................    10,287    11,899
   Unbilled services......................................    10,384     8,771
   Installment............................................    24,434    32,016
   Other..................................................     2,858     1,231
   Less: allowance for doubtful accounts..................    (3,690)   (5,042)
                                                            --------  --------
    Total accounts receivable.............................    84,485    98,985

  Current portion of deferred income taxes................     6,217     5,392
  Prepaid expenses........................................     1,371     2,265
  Other current assets....................................     2,663     1,855
                                                            --------  --------
    Total current assets..................................   145,165   179,395

Cooperation agreement, net of accumulated amortization....    21,737    19,387
Installment accounts receivable, net of current portion...     8,932    30,248
Property, equipment and leasehold improvements, net of ac-
 cumulated depreciation and amortization..................    10,077    10,176
Goodwill, net of accumulated amortization.................    11,286     9,720
Deferred income taxes.....................................     2,848     4,136
Other assets..............................................     1,692       703
                                                            --------  --------
    Total assets..........................................  $201,737  $253,765
                                                            ========  ========

          See accompanying notes to consolidated financial statements.

                   SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                         Dec. 31,    Dec. 31,
                                                           1997        1998
                                                        ----------  ----------
                                                        (in thousands, except
                                                             share data)
Liabilities and Stockholders' Equity
Current:
  Current portion of long-term obligations............. $      --   $      478
  Accounts payable.....................................      8,545       9,675
  Accrued payroll and employee benefits................     10,170      12,181
  Payable to SAG.......................................     10,050      10,884
  Income taxes payable.................................      1,752       3,991
  Other current liabilities............................      9,885       7,912
  Current portion of deferred revenues, net of deferred
     royalties of $11,245 in 1997 and $12,683 in 1998..     42,711      48,328
                                                        ----------  ----------
    Total current liabilities..........................     83,113      93,449
Long-term obligations, net of current portion..........        --          635
Deferred revenues, net of deferred royalties of $8,880
 in 1997 and $9,966 in 1998............................     28,806      31,773
                                                        ----------  ----------
    Total liabilities..................................    111,919     125,857

Commitments and contingencies
Stockholders' equity:
  Common stock ($.01 par value; 75,000,000 shares au-
     thorized; 32,677,500 shares issued in 1997:
     30,516,946 shares issued and outstanding in
     1998).............................................        327         305
  Additional paid-in capital...........................     84,185      95,474
  Retained earnings....................................      5,338      33,048
  Accumulated other comprehensive income...............        --         (919)
  Treasury stock, at cost, 3,162,500 shares in 1997 and
     no shares in 1998.................................        (32)        --
                                                        ----------  ----------
    Total stockholders' equity.........................     89,818     127,908
                                                        ----------  ----------
    Total liabilities and stockholders' equity......... $  201,737  $  253,765
                                                        ==========  ==========

          See accompanying notes to consolidated financial statements.

                   SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 Predecessor                  Successor
                          ---------------------------- ---------------------------
                             Year        Three months   Nine months      Year
                            ended           ended          ended        ended
                           Dec. 31,        Mar. 31,      Dec. 31,      Dec. 31,
                             1996            1997          1997          1998
                          ------------  -------------- -------------  ------------
                           (in thousands, except per share dollar amounts)
Revenues:
  Software license
   fees.................  $     52,163     $     7,341 | $     56,796 $     94,899
  Maintenance fees......        69,702          17,352 |       55,337       83,817
  Professional services                                |
   fees.................        34,975           9,948 |       34,450       70,273
                          ------------     ----------- | ------------ ------------
    Total revenues......       156,840          34,641 |      146,583      248,989
                          ------------     ----------- | ------------ ------------
Cost of revenues:                                      |
  Software license......        14,120           2,098 |       17,811       23,329
  Maintenance...........        25,885           6,205 |       22,559       30,042
  Professional servic-                                 |
   es...................        32,966           9,211 |       28,356       52,847
                          ------------     ----------- | ------------ ------------
    Total cost of reve-                                |
     nues...............        72,971          17,514 |       68,726      106,218
                          ------------     ----------- | ------------ ------------
Gross profit............        83,869          17,127 |       77,857      142,771
                          ------------     ----------- | ------------ ------------
Operating expenses:                                    |
  Software product de-                                 |
   velopment............         1,372             --  |        1,093        5,492
  Sales and marketing...        48,677           7,317 |       31,003       47,635
  Administrative and                                   |
   general..............        28,539           8,500 |       27,258       47,563
  Write-off of acquired                                |
   in-process R&D                                      |
   costs................           --              --  |        6,051          --
                          ------------     ----------- | ------------ ------------
    Total operating ex-                                |
     penses.............        78,588          15,817 |       65,405      100,690
                          ------------     ----------- | ------------ ------------
Income from operations..         5,281           1,310 |       12,452       42,081
  Other income and ex-                                 |
   pense, net...........         5,230             978 |        1,017        4,003
                          ------------     ----------- | ------------ ------------
Income before income                                   |
 taxes..................        10,511           2,288 |       13,469       46,084
  Income tax provision..         4,302             915 |        8,131       18,374
                          ------------     ----------- | ------------ ------------
Net income..............         6,209           1,373 |        5,338       27,710
Other comprehensive                                    |
 income:                                               |
  Foreign currency                                     |
   translation adjust-                                 |
   ments................           --              --  |          --          (919)
                          ------------     ----------- | ------------ ------------
Comprehensive income....  $      6,209     $     1,373 | $      5,338 $     26,791
                          ============     =========== | ============ ============
Dividends...............  $      9,000     $        -- | $         -- $         --
                          ============     =========== | ============ ============
Net income per common                                  |
 share..................  $       0.23     $      0.06 | $       0.21 $       0.93
                          ============     =========== | ============ ============
Net income per common                                  |
 share-assuming dilu-                                  |
 tion...................  $       0.21     $      0.05 | $       0.20 $       0.87
                          ============     =========== | ============ ============
Shares used in computing                               |
 net income per common                                 |
 share:                                                |
  Net income per common                                |
   share................        27,500          24,338 |       25,119       29,950
  Net income per common                                |
   share-assuming dilu-                                |
   tion.................        29,056          25,894 |       26,685       31,864

          See accompanying notes to consolidated financial statements.

                   SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                  Accumulated
                           Common Stock                              Other
                          $0.01 par value    Additional              Com-                  Total
                          -----------------   Paid-in-  Retained  prehensive  Treasury Stockholders'
                          Shares    Amount    Capital   Earnings    Income     Stock      Equity
                          --------  -------  ---------- --------  ----------- -------- -------------
                                                      (in thousands)
Predecessor:
Balances at December 31,
 1995...................    27,500   $  275   $11,877   $20,447      $ --      $ --      $ 32,599
Net income..............       --       --        --      6,209        --        --         6,209
Cash dividends ($0.33
 per share).............       --       --        --     (9,000)       --        --        (9,000)
                          --------   ------   -------   -------      -----     -----     --------
Balances at December 31,
 1996...................    27,500      275    11,877    17,656        --        --        29,808
Net income..............       --       --        --      1,373        --        --         1,373
                          --------   ------   -------   -------      -----     -----     --------
Balances at March 31,
 1997...................    27,500   $  275   $11,877   $19,029      $ --      $ --      $ 31,181
                          ========   ======   =======   =======      =====     =====     ========

----------------------------------------------------------------------------------------------------
Successor:
Initial capitalization..    27,500   $  275   $37,108   $   --       $ --      $ (32)    $ 37,351
Amortization of deferred
 compensation expense...       --       --        323       --         --        --           323
Net proceeds from Ini-
 tial Public Offering...     5,178       52    46,754       --         --        --        46,806
Net income..............       --       --        --      5,338        --        --         5,338
                          --------   ------   -------   -------      -----     -----     --------
Balances at December 31,
 1997...................    32,678      327    84,185     5,338        --        (32)      89,818
Retirement of treasury
 stock..................    (3,163)     (32)      --        --         --         32          --
Amortization of deferred
 compensation expense...       --       --        776       --         --        --           776
Stock options exer-
 cised..................       933        9     2,260       --         --        --         2,269
Costs incurred relating
 to public offerings....       --       --       (371)      --         --        --          (371)
Stock issued through Em-
 ployee Stock Purchase
 Plan...................        69        1     1,112       --         --        --         1,113
Tax benefit on stock op-
 tions exercised........       --       --      7,512       --         --        --         7,512
Net income..............       --       --        --     27,710        --        --        27,710
Other comprehensive in-
 come...................       --       --        --        --        (919)      --          (919)
                          --------   ------   -------   -------      -----     -----     --------
Balances at December 31,
 1998...................    30,517   $  305   $95,474   $33,048      $(919)    $ --      $127,908
                          ========   ======   =======   =======      =====     =====     ========

          See accompanying notes to consolidated financial statements.

                   SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  Predecessor                  Successor
                          --------------------------- ---------------------------
                              Year      Three months   Nine months      Year
                              ended         ended         ended         ended
                          Dec. 31, 1996 Mar. 31, 1997 Dec. 31, 1997 Dec. 31, 1998
                          ------------- ------------- ------------- -------------
                                              (in thousands)
Cash flows from                                     |
 operating activities:                              |
  Net income............    $  6,209       $ 1,373  |   $  5,338      $ 27,710
  Adjustments to                                    |
   reconcile net income                             |
   to net cash provided                             |
   by operating                                     |
   activities:                                      |
    Depreciation and                                |
     amortization.......       3,660           941  |      6,205         7,992
    Loss (gain) on                                  |
     disposal of                                    |
     property and                                   |
     equipment..........         156           --   |         (5)          236
    Deferred income                                 |
     taxes..............      (1,242)       (1,143) |     (3,041)         (463)
    Deferred gain.......        (140)          (36) |        --            --
    Net proceeds from                               |
     sales of accounts                              |
     receivable.........      28,448           --   |     24,314        18,119
    Write-off of                                    |
     acquired in-process                            |
     R&D costs..........         --            --   |      6,051           --
    Write-off of long-                              |
     term investment....         --            --   |      1,529           848
    Amortization of                                 |
     deferred                                       |
     compensation                                   |
     expense............         --            --   |        323           776
    Change in:                                      |
      Accounts                                      |
       receivable,                                  |
       excluding net                                |
       proceeds from                                |
       sales............     (28,674)       10,996  |    (43,074)      (54,434)
      Prepaid expenses..      (1,698)       (3,894) |      4,313          (899)
      Other current and                             |
       long-term                                    |
       assets...........      (1,870)        3,083  |     (2,988)          947
      Accounts payable..       3,472           673  |        779         1,285
      Accrued payroll                               |
       and employee                                 |
       benefits.........      (2,194)       (3,632) |      2,059         2,037
      Payable to SAG....      16,185         6,265  |     (1,336)          834
      Other current                                 |
       liabilities......       1,571          (927) |       (558)       (1,766)
      Income taxes                                  |
       payable..........       1,285          (568) |     (1,542)        9,768
      Deferred revenues,                            |
       net..............      12,285        (2,705) |      4,476         8,825
                            --------       -------  |   --------      --------
        Net cash                                    |
         provided by                                |
         operating                                  |
         activities.....      37,453        10,426  |      2,843        21,815
                            --------       -------  |   --------      --------
Cash flows from                                     |
 investing activities:                              |
  Additions to property,                            |
   equipment and                                    |
   leasehold                                        |
   improvements.........      (3,740)         (208) |     (4,084)       (3,817)
  Purchase of short-term                            |
   investments..........         --            --   |        --        (10,600)
  Proceeds from sales of                            |
   property and                                     |
   equipment............       9,044           --   |          2            35
  Notes receivable,                                 |
   SAG..................     (10,000)          --   |        --            --
  Purchase of                                       |
   Cooperation                                      |
   Agreement............         --            --   |    (22,612)          --
  Change in other                                   |
   assets, net..........         443           --   |        --            --
  Acquisition, net of                               |
   cash received........         --            --   |     (6,325)          --
                            --------       -------  |   --------      --------
        Net cash used in                            |
         investing                                  |
         activities.....      (4,253)         (208) |    (33,019)      (14,382)
                            --------       -------  |   --------      --------
Cash flows from                                     |
 financing activities:                              |
  Proceeds from stock                               |
   options exercised....         --            --   |        --          2,269
  Proceeds from Employee                            |
   Stock Purchase Plan..         --            --   |        --          1,113
  Expenses relating to                              |
   public offerings.....         --            --   |        --           (371)
  Payment made on                                   |
   capital leases.......         --            --   |        --           (286)
  Dividends paid........      (9,000)          --   |        --            --
  Net proceeds from                                 |
   Initial Public                                   |
   Offering.............         --            --   |     46,806           --
  Repurchase of common                              |
   stock................         --            --   |    (33,919)          --
  Issuance of common                                |
   stock................         --            --   |     31,727           --
                            --------       -------  |   --------      --------
        Net cash                                    |
         provided by                                |
         (used in)                                  |
         financing                                  |
         activities.....      (9,000)          --   |     44,614         2,725
                            --------       -------  |   --------      --------
Effect of exchange rate                             |
 changes on cash and                                |
 cash equivalents.......         --            --   |        --           (289)
Net increase in cash and                            |
 cash equivalents.......      24,200        10,218  |     14,438         9,869
Cash and cash                                       |
 equivalents,                                       |
 beginning..............       1,573        25,773  |     35,991        50,429
                            --------       -------  |   --------      --------
Cash and cash                                       |
 equivalents, ending....    $ 25,773       $35,991  |   $ 50,429      $ 60,298
                            ========       =======  |   ========      ========
Non-cash investing and                              |
 financing activity:                                |
  Deferred gain on sale                             |
   leaseback of customer                            |
   support facility.....    $  2,830       $   --   |   $    --       $    --
  Tax benefit on stock                              |
   options exercised....    $    --        $   --   |   $    --       $  7,512
Supplemental                                        |
 disclosures:                                       |
  Interest paid.........    $    103       $    --  |   $     14      $    128
  Income taxes paid, net                            |
   of refunds...........    $  4,272       $ 3,630  |   $ 11,056      $  9,547

          See accompanying notes to consolidated financial statements.

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Operations and Summary of Significant Accounting Policies

 Reporting Entity and Principles of Consolidation

  Prior to March 31, 1997, Software AG Systems, Inc. and subsidiaries (the "Company") was a wholly owned subsidiary of Software AG, a German software company ("SAG"). As is more fully described in Note 2, on March 31, 1997, the Company consummated a recapitalization agreement under which the Company repurchased from SAG 24,750,000 shares of common stock, and certain senior management of the Company and Thayer Equity Investors III, L.P. ("Thayer") acquired approximately 89% of the then outstanding common stock of the Company (the "Recapitalization"). At December 31, 1998, SAG and Thayer owned 9% and 35% of the Company, respectively.

  The consolidated financial statements include the accounts of Software AG Systems, Inc. and its wholly owned subsidiaries. All inter-company balances and transactions between the Company and its wholly owned subsidiaries have been eliminated.

 Description of Operations

  The Company is an enterprise solutions company that provides robust software products and related professional services to large organizations with complex computing requirements. The Company's products are used to build, enhance and integrate mission-critical applications that require reliability, scalability and security, such as customer billing systems, financial accounting systems and inventory management systems. The Company also has comprehensive professional services offerings, including consulting, software integration, systems implementation and large project management services. The Company markets and sells its software products and services, as well as third party products, through direct and indirect channels in North America, South America, Japan and Israel. The Company operates in one reportable segment, enterprise solutions, that provides software and related professional services.

 Revenue Recognition

  On January 1, 1998, the Company adopted Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by SOP 98-4 and SOP 98-9. SOP 97-2 focuses on when and in what amounts revenue should be recognized for licensing, selling, leasing, or otherwise marketing computer software. SOP 98-4 and SOP 98-9 defers certain portions of SOP 97-2 until the Company's fiscal year 2000. Management of the Company is currently evaluating what impact, if any, SOP 97-2 will have on the Company's revenue recognition policies once the portions of SOP 97-2 which have been deferred become effective.

  Software license revenues for an arrangement to deliver software that does not require significant production, modification or customization of software is recognized when there is an executed license agreement, the software and authorization code, where applicable, have been delivered, the fee is fixed and collectibility is probable.

  Maintenance revenues, which include unspecified when-and-if deliverable software upgrades, user documentation, and technical support for software products, are deferred and recognized on a straight-line basis over the term of the maintenance agreement, generally one year.

  Customer training revenues and revenues from time and material type professional consulting and custom application contracts are recognized as the services are provided and the work is performed. Revenues from long-term fixed price professional consulting and custom application contracts are accounted for under the percentage of completion method. When estimates of costs, on long-term fixed price contracts, indicate a loss, such a loss is provided for currently.

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

  Sales of enterprise license agreements generally bundle a combination of products, technical services and professional consulting services. In accordance with SOP 97-2, these elements are unbundled for revenue recognition purposes, and are accounted for based on the fair value of their component parts using the criteria described above.

 Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less at time of purchase to be cash equivalents. Cash equivalents generally consist of commercial paper and institutional money market funds.

 Short-Term Investments

  The Company's short-term marketable debt securities at December 31, 1998 have been categorized as available-for-sale and are carried at fair value. Unrealized holding gains and losses are included as a separate component of stockholders' equity until realized. All of the Company's investment holdings have been classified in the consolidated balance sheet as current assets, as they are available to be used for current operations.

 Property, Equipment and Leasehold Improvements

  Property, equipment and leasehold improvements are recorded at cost. Depreciation, which includes the amortization of assets recorded under capital leases, of property and equipment is computed on a straight-line basis over the estimated useful asset lives, generally 31.5 years for property and three to five years for equipment. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the lesser of the respective lease term or estimated useful asset lives.

 Intangible Assets

  Goodwill, which represents the excess of purchase price over fair market value of net assets acquired, and other intangible assets, are amortized on a straight-line basis over the expected periods to be benefited, generally 10 years. The Company assesses the recoverability of intangible assets by determining whether the amortization of the assets over the remaining lives can be recovered through undiscounted future operating cash flows. The amount of impairment, if any, is measured based on projected discounted future operating cash flows. The assessment of the recoverability of intangible assets will be impacted if estimated future operating cash flows are not achieved.

 Research and Development Expenditures

  Research and development expenditures are charged to operations as incurred. SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS No. 86"), requires certain costs to be capitalized once the product has reached technological feasibility and prior to general availability. Based on the Company's development cycle, technological feasibility is established upon the completion of a working model. At December 31, 1998, technological feasibility, as defined by SFAS No. 86, has not been met on any products that are internally being developed.

 Income Taxes

  The Company uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to future years for differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

 Foreign Currency Translation

  The local currencies of the Company's foreign subsidiaries are the functional currencies. The assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates, and the resulting translation gains and losses are included as an adjustment to stockholders' equity. Revenue and expense accounts of these operations are translated at average exchange rates prevailing during the year.

 Net Income per Common Share

  The Company reports earnings per share under SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). In accordance with SFAS No. 128 requirements, the Company presents basic and diluted earnings per share and has amended earnings per share calculations for all periods presented prior to 1997. Basic earnings per share is based on income available to common shareholders divided by the weighted average number of common shares outstanding. Diluted earnings per share is based on income available to common shareholders divided by the sum of the weighted average number of common shares outstanding and all potential common shares which are dilutive. The following information is a reconciliation of the amounts used in these calculations:

                                  Predecessor                      Successor
                          ------------------------------   -----------------------------
                             Year         Three months      Nine months       Year
                             ended            ended            ended          ended
                           Dec. 31,         Mar. 31,          Dec. 31,      Dec. 31,
                             1996             1997              1997          1998
                          -------------  ---------------   --------------  -------------
                            (in thousands, except for per share dollar amounts)
Numerator:
  Net income............  $       6,209    $       1,373  |  $       5,338 $      27,710
                          =============    =============  |  ============= =============
Denominator:                                              |
  Basic weighted average                                  |
   shares outstanding...         27,500           24,338  |         25,119        29,950
Effect of dilutive                                        |
 securities:                                              |
  Stock options.........          1,556            1,556  |          1,566         1,914
                          -------------    -------------  |  ------------- -------------
Diluted weighted average                                  |
 shares outstanding.....         29,056           25,894  |         26,685        31,864
                          =============    =============  |  ============= =============
EPS:                                                      |
  Net income per common                                   |
   share................  $        0.23    $        0.06  |  $        0.21 $        0.93
  Net income per common                                   |
   share--assuming                                        |
   dilution.............  $        0.21    $        0.05  |  $        0.20 $        0.87

 Comprehensive Income

  In June 1997, Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") which is effective for the fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components in the financial statements. This statement requires only additional disclosures in the consolidated financial statements, and does not affect the Company's financial position or results of operations. The Company adopted SFAS No. 130 effective as of January 1, 1998. Comprehensive income includes foreign currency translation adjustments. The Company has not recorded the foreign currency translation net of an income tax benefit, since management does not believe that it is probable that the Company will ultimately realize the benefit.

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

 Stock Option Plan

  The Company accounts for issuance of stock options in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1997 and 1998 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. Under APB Opinion No. 25, compensation expense would be recorded only if the current market price of the underlying stock on the date of the grant exceeded the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

 Transfers and Servicing of Financial Assets

  In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from those transfers that are secured borrowings.

 Financial Statement Presentation

  The historical financial information set forth in these consolidated financial statements for the periods ended, or as of the dates prior to March 31, 1997 reflect the results of operations of the Company prior to the Recapitalization when the Company was a wholly owned subsidiary of SAG and is captioned as "Predecessor". The historical financial information subsequent to March 31, 1997 reflects the consolidated financial position and results of operations subsequent to the Recapitalization and is captioned as "Successor". As a result of the Recapitalization, the consolidated financial information for the periods after the Recapitalization is presented on a different cost basis than that for the periods before the Recapitalization and, therefore, is not comparable.

 Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

  Certain amounts in 1996 and 1997 have been reclassified to conform to the 1998 presentation.

(2) Recapitalization of the Company

  On March 31, 1997, the Company consummated the Recapitalization under which the Company repurchased from its former parent, SAG, 24,750,000 shares of common stock and sold 21,450,000 shares of common stock to Thayer and certain of the Company's senior managers. As a result of this change in control,

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES the acquisition by Thayer and such managers was accounted for as a purchase business combination, and as such the fair value of the Company's assets and liabilities was recorded as of April 1, 1997.

  Prior to the consummation of the Recapitalization, the Company entered into a perpetual (unless otherwise terminated by the written agreement of the parties) cooperation agreement, dated March 31, 1997, as amended ("Cooperation Agreement") with SAG that terminated and superseded the license agreement dated January 1, 1995. As consideration for the Cooperation Agreement, the Company paid SAG approximately $22,600,000. Under the Cooperation Agreement, each of the Company and SAG are required to pay the other royalties of 24% of net revenues from sales of licenses of, and technical services on, each other's products for the initial 20 years of the perpetual term of the agreement. For calendar years 1997 through 2000, the Company is required to pay SAG minimum annual royalties of $21,000,000, provided that SAG's worldwide product and technical services revenues for each of those years are at least equal to SAG's 1996 worldwide revenues. In the event of a decrease in SAG's worldwide revenues, the minimum annual royalty requirement will be reduced proportionately.

  Pursuant to the Recapitalization, Thayer and certain of the Company's senior managers acquired approximately an 89% interest in the Company for approximately $31,500,000. The determination of fair value allocated to the identifiable assets and liabilities of the Company has been made by management based on the nature of the assets and liabilities acquired, and general economic factors. Based on this allocation, the fair value of the Cooperation Agreement to the Company has been recorded at $23,500,000, based on an independent appraisal. The amortization period for the Cooperation Agreement is ten years. The Company recorded remaining assets and liabilities at book value which approximates the fair value at the date of the acquisition. Based on allocation of the purchase price to the net assets and liabilities, an excess of purchase price over net assets acquired (goodwill) of $6,402,000 was recorded. Such goodwill is being amortized on a straight-line basis over ten years. Accumulated amortization on the Cooperation Agreement and the goodwill was $1,763,000 and $480,000, respectively; and $4,113,000 and $1,120,000, respectively, at December 31, 1997 and 1998.

(3) Public Offerings

  In September 1997, the Company's Board of Directors authorized the Company to file a Registration Statement on Form S-1 with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. The Company's Board of Directors also approved a 275-for-1 stock split which became effective on November 17, 1997. Common share and per share data in these consolidated financial statements have been retroactively adjusted to reflect such stock split. Additionally, the Company's Certificate of Incorporation was amended and restated to authorize an additional 20,000,000 shares of $0.01 par value common stock and an additional 11,250,000 shares of $0.01 par value preferred stock, for a total of 75,000,000 authorized shares of common stock and 25,000,000 authorized shares of $0.01 par value preferred stock. The Company had previously authorized 13,750,000 shares of $0.01 par value preferred stock on March 14, 1997.

  On November 21, 1997, 7,700,000 shares of the Company's common stock were sold to the public at $10 per share, of which 3,100,000 shares were sold by certain shareholders of the Company, and 4,600,000 shares were sold by the Company ("IPO"). On December 17, 1997, the Company and certain shareholders, combined, sold 1,155,000 shares of common stock at $10 per share to cover the over-allotment option exercised by the underwriters. The aggregate proceeds, net of underwriting discounts and commissions, to the Company and certain shareholders from these transactions were $48,151,000 and $34,201,000, respectively.

  On May 22, 1998, Thayer and certain senior management of the Company and SAG sold in a secondary offering ("Secondary Offering") 5,460,212 shares and an additional 819,031 shares to cover the over-allotment option exercised by the underwriters. The Company received no proceeds from the Secondary Offering. After

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES the Secondary Offering, Thayer and SAG owned approximately 36% and 9%, respectively, of the Company's then outstanding common stock.

(4) Acquisition

  On September 30, 1997, the Company acquired 100% of the issued and outstanding shares of the common stock of R.D. Nickel and Associates, Inc. ("R.D. Nickel"). R.D. Nickel now operates as SAGA SOFTWARE (CANADA) Inc. R.D. Nickel, located in Ontario, Canada, was a software company that had a family of application development products and had been the exclusive distributor of SAG's products in Canada since 1973. The transaction was accounted for using the purchase method of accounting for a business combination. The aggregate purchase price of Cdn$14,000,000 (US$10,130,000) was funded through a cash payment of Cdn$7,000,000 (US$5,065,000) and a note payable of Cdn$7,000,000 (US$5,065,000). The note payable was paid in November 1997 with the proceeds from the IPO.

  In connection with the transaction, the Company recorded a $6,051,000 non-recurring charge against earnings for in-process research and development costs. The remaining excess purchase price of Cdn$6,944,000 (US$4,960,000) represented goodwill on R.D. Nickel's books. The related amortization period for the goodwill is ten years. At December 31, 1997 and 1998, accumulated amortization on the goodwill was approximately Cdn$179,000 (US$125,000) and Cdn$873,000 (US$570,000), respectively.

  The Company accounted for the acquisition effective September 30, 1997, and as such, the operating results of R.D. Nickel have been consolidated with the Company's operating results as of October 1, 1997.

  The R.D. Nickel acquisition was not determined to be significant to the operations or financial position of the Company; accordingly, the pro forma financial information has not been presented.

(5) Concentrations of Credit Risk and Fair Values of Financial Instruments

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to credit risk include accounts receivable, cash, cash equivalents and short-term investments. For the installment accounts receivables that are sold, the Company continues to service the receivables sold, including invoicing and collection. In addition, the Company remains contingently liable under the recourse provisions associated with the installment accounts receivable sold prior to 1998. Management believes that credit risk related to the Company's accounts receivable is limited due to a large number of customers in differing industries and geographic areas. The Company does not require collateral for accounts receivable. Historically, the Company has not experienced significant losses on accounts receivable, including the installment accounts receivables sold, except in isolated situations. The Company maintains depository relationships with several banks. At times, the Company's cash deposits may exceed federally insured limits. The Company invests excess cash in highly liquid short-term investments, such as high grade corporate and United States government debt securities. The Company has not experienced any losses in its depository accounts or short-term investments and management believes that the Company is not exposed to any significant credit risks.

 Fair Value of Financial Instruments

  The carrying amounts of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, payable to SAG, and amounts included in other current assets and current liabilities that meet the definition of a financial instrument, approximate fair value because of the short-term nature of these amounts.

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

  The carrying amount of installment accounts receivable, net of related deferred revenues, approximates the fair value.

(6) Short-Term Investments

  The following is a summary of the estimated fair value of available-for-sale securities held by the Company:

                                                               Dec. 31, Dec. 31,
                                                                 1997     1998
                                                               -------- --------
                                                                (in thousands)
   Commercial paper...........................................   $--    $ 5,100
   Debt securities............................................    --      5,500
                                                                 ----   -------
                                                                 $--    $10,600
                                                                 ====   =======

  The fair value of these securities approximates cost. As such, there were no unrealized holding gains or losses for the years ended December 31, 1997 and 1998. There were no realized gains and losses for the years ended December 31, 1997 and 1998. Short-term investments are comprised of fixed rate securities with the contractual maturities that are less than 24 months.

(7) Accounts Receivable

  Total current and non-current accounts receivable (including installment accounts receivable) consist of the following:

                                                              Dec. 31, Dec. 31,
                                                                1997     1998
                                                              -------- --------
                                                               (in thousands)
   Domestic.................................................. $83,659  $120,262
   International.............................................  13,448    14,013
   Less: allowance for doubtful accounts.....................   3,690     5,042
                                                              -------  --------
                                                              $93,417  $129,233
                                                              =======  ========

 Installment Accounts Receivable

  Installment accounts receivable represent unbilled receivables from enterprise license agreements and other long-term and short-term contracts with deferred invoicing terms.

  Installment accounts receivable include:

                                                               Dec. 31, Dec. 31,
                                                                 1997     1998
                                                               -------- --------
                                                                (in thousands)
   Gross installment accounts receivable...................... $35,172  $65,480
   Less: unearned interest....................................   1,806    3,216
                                                               -------  -------
                                                                33,366   62,264
   Less: current portion......................................  24,434   32,016
                                                               -------  -------
                                                               $ 8,932  $30,248
                                                               =======  =======

  The effective interest rate on the installment accounts receivable, net of related deferred revenues, at December 31, 1997 and 1998 was approximately 9%.

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

  At December 31, 1998, installment accounts receivable are scheduled to be invoiced as follows:

   Years ending December 31,                                          Amount
   -------------------------                                      --------------
                                                                  (in thousands)
   1999..........................................................    $33,564
   2000..........................................................     21,179
   2001..........................................................      7,531
   2002..........................................................      3,206
                                                                     -------
                                                                     $65,480
                                                                     =======

  In 1997 and 1998, the Company sold installment accounts receivable relating to certain enterprise license agreements and other long-term contracts to unrelated financing companies, receiving net proceeds of $24,314,000 and $18,119,000, respectively. The installment accounts receivable sold include those relating to software license fees, maintenance services, and professional consulting services. Under SFAS No. 125, the sales of the receivables during 1997 and 1998 have been reflected as a reduction of the accounts receivable. Under the terms of the agreements with the financing companies, the Company continues to service the receivables sold, including invoicing and collection, and makes payments to the financing companies under pre-determined amortization schedules based on the scheduled invoicing dates of the receivables sold. The Company has determined that there is no servicing asset or liability to record under SFAS 125 as a result of the sales. The amortization schedules provide rates of return to the financing companies ranging from 8.5% to 8.9%.

  The agreements allow for substitution of contracts for early terminations and require the Company to repurchase contracts that cease to meet eligibility requirements, such as those contracts that become 90 days past due. At December 31, 1997 and 1998, the Company remained contingently liable under the recourse provisions for the installment accounts receivable sold prior to 1998 in the amount of $47,927,000 and $24,723,000, respectively. Management has determined that the fair value of the recourse liabilities on the sales are not material to the financial statements, and as a result, believes that the allowance for doubtful accounts is maintained at a level that is sufficient to cover potential losses under the recourse provisions on the receivables sold prior to 1998.

  Under the terms of the agreements, the Company is required to maintain specified amounts of net worth and cash availability, and a debt to equity ratio that does not exceed a specified amount. If the Company fails to maintain these specified amounts, the financing companies may assume the servicing rights on receivables sold.

 Unbilled Services

  Unbilled services relate primarily to long-term professional consulting services and custom application contracts accounted for using the percentage of completion method. Billings on these contracts generally are tied to achieving specific milestones.

  Unbilled services include:

                                                               Dec. 31, Dec. 31,
                                                                 1997     1998
                                                               -------- --------
                                                                (in thousands)
   Unbilled work in process................................... $ 9,524  $10,777
   Retainage..................................................   1,761    1,409
                                                               -------  -------
                                                                11,285   12,186
   Less: advance billings and prepayments.....................     901    3,415
                                                               -------  -------
                                                               $10,384  $ 8,771
                                                               =======  =======

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

(8) Property, Equipment and Leasehold Improvements

                                                               Dec. 31, Dec. 31,
                                                                 1997     1998
                                                               -------- --------
                                                                (in thousands)
   Computer equipment......................................... $22,524  $16,834
   Leasehold improvements.....................................   9,188   10,486
   Furniture and other equipment..............................   8,162    8,891
                                                               -------  -------
                                                                39,874   36,211
   Less: accumulated depreciation and amortization............  29,797   26,035
                                                               -------  -------
                                                               $10,077  $10,176
                                                               =======  =======

  Depreciation and amortization for the year ended December 31, 1996, three months ended March 31, 1997, nine months ended December 31, 1997 and year ended December 31, 1998 was $3,473,000, $896,000, $2,952,000 and $4,540,000,
respectively.

(9) Other Current Liabilities

  Other current liabilities are comprised of the following amounts:

                                                               Dec. 31, Dec. 31,
                                                                 1997     1998
                                                               -------- --------
                                                                (in thousands)
   Reserve for losses on long term contracts..................  $5,611   $2,427
   Other accrued expenses.....................................   4,274    5,485
                                                                ------   ------
                                                                $9,885   $7,912
                                                                ======   ======

(10) Sale of Customer Support Facility

  In 1996, the Company recorded a sale-leaseback transaction for its customer support facility. In connection with the sale, the Company realized a gain of $2,830,000, which was being recognized on a straight-line basis over the term of the related operating lease. In connection with the Recapitalization of the Company (Note 2) in March 1997, no value was recorded in the financial statements for this deferred gain.

(11) Transactions with Related Party

 Royalties

  During 1996 and the three months ended March 31, 1997, the Company and SAG operated under a license agreement whereby the Company was required to pay royalties of 24% of the net sales amounts for licenses of and technical services on SAG's products. For the year ended December 31, 1996 and three months ended March 31, 1997, royalty expense related to SAG's products was $26,058,000 and $5,683,000, respectively.

  Under the license agreement, SAG paid royalties to the Company on sales of the Company's products under the same terms. For the year ended December 31, 1996 and three months ended March 31, 1997, royalty revenues related to the Company's products were $294,000 and $339,000, respectively.

  In connection with the Recapitalization (Note 2), the Company entered into the Cooperation Agreement under which the Company paid $23,595,000 and $39,601,000 of royalties to SAG for the nine months ended December 31, 1997 and year ended December 31, 1998, respectively. SAG paid royalties of $300,000 and

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

$997,000 to the Company for the nine months ended December 31, 1997 and year ended December 31, 1998, respectively.

 Cost Reimbursements

  As an accommodation to SAG, the Company houses certain of SAG's product development and quality assurance personnel. SAG reimburses the Company for the costs incurred related to such product development and quality assurance activities. All intellectual property resulting from this work is the sole property of SAG. The reimbursements from SAG are netted against costs incurred. Reimbursements for the year ended December 31, 1996, three months ended March 31, 1997, nine months ended December 31, 1997 and year ended December 31, 1998 were $15,931,000, $3,416,000, $7,406,000 and $8,454,000, respectively.

 Notes Receivable/Payable

  In 1995, the Company loaned $20,000,000 to SAG, which originally was scheduled to be repaid in 2000. In 1996, the Company loaned an additional $10,000,000 to SAG, which originally was scheduled to be repaid in 2001. Interest at 6.5% and 7%, respectively, was payable quarterly on the 1995 and 1996 loans. In March 1997, the Company and SAG agreed to offset the entire balance of the notes receivable from SAG as of December 31, 1996 against the payable to SAG. Interest earned for the year ended December 31, 1996 and three months ended March 31, 1997 was $1,590,000 and $333,000, respectively.

  The payable to SAG of $10,050,000 and $10,884,000 at December 31, 1997 and 1998, respectively, includes royalties due under the Cooperation Agreement on sales of both product licenses and maintenance services, as well as net amounts due on other transactions between the Company and SAG. In accordance with the Cooperation Agreement, royalty payments are made 90 days after invoicing. Any payments resulting from other transactions between the Company and SAG are made monthly as expenses are incurred. These amounts are non-interest bearing.

 Dividends

  In 1996 the Company paid dividends of $9,000,000 to SAG, which at the time owned 100% of the outstanding common stock of the Company. No dividends were paid during 1997 and 1998 to SAG and there are no plans for future dividend payments.

(12) Income Taxes

  Income tax expense consisted of:

                                          Predecessor           Successor
                                     --------------------- --------------------
                                       Year   Three months Nine months   Year
                                      ended      ended        ended     ended
                                     Dec. 31,   Mar. 31,    Dec. 31,   Dec. 31,
                                       1996       1997        1997       1998
                                     -------- ------------ ----------- --------
                                                   (in thousands)
Current expense:
  Federal...........................  $4,167     $1,196   |  $6,226    $14,047
  State.............................     586        258   |   1,551      1,894
  Foreign...........................     791        604   |   3,395      2,896
                                      ------     ------   |  ------    -------
                                       5,544      2,058   |  11,172     18,837
                                      ------     ------   |  ------    -------
Deferred expense (benefit):                               |
  Federal...........................  (1,136)      (959)  |  (2,560)      (421)
  State.............................    (106)      (184)  |    (481)       (42)
                                      ------     ------   |  ------    -------
                                      (1,242)    (1,143)  |  (3,041)      (463)
                                      ------     ------   |  ------    -------
                                      $4,302     $  915   |  $8,131    $18,374
                                      ======     ======   |  ======    =======

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

  Income tax expense for the year ended December 31, 1996, three months ended March 31, 1997, nine months ended December 31, 1997 and year ended December 31, 1998 differed from the amounts computed by applying the U.S. federal income tax rate of 34%, 35%, 35%, and 35% respectively, to pretax income as a result of the following:

                                           Predecessor           Successor
                                      --------------------- --------------------
                                        Year   Three months Nine months   Year
                                       ended      ended        ended     ended
                                      Dec. 31,   Mar. 31,    Dec. 31,   Dec. 31,
                                        1996       1997        1997       1998
                                      -------- ------------ ----------- --------
                                                    (in thousands)

Computed "expected" tax expense.....   $3,573     $ 801    |  $4,714    $16,129
Increase (reduction) in income taxes                       |
 resulting from:                                           |
  State income taxes, net of federal                       |
   benefit..........................      314        48    |     696      1,204
  Expenses, principally meals and                          |
   entertainment, not deductible....      224         6    |     209        262
  Amortization and write-off of                            |
   intangibles......................      --         49    |   2,439        369
  Other, net........................      191        11    |      73        410
                                       ------     -----    |  ------    -------
                                       $4,302     $ 915    |  $8,131    $18,374
                                       ======     =====    |  ======    =======

  The tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities consist of:

                                                             Dec. 31, Dec. 31,
                                                               1997     1998
                                                             -------- --------
                                                              (in thousands)
Deferred tax assets arising from deductible temporary
 differences:
  Accrued compensation costs and other expenses.............  $2,679   $2,884
  Allowance for doubtful accounts...........................   3,617    2,849
  Depreciation and amortization.............................   1,473    2,004
  Deferred gain--installment method.........................   1,000    1,031
  Investments...............................................     642      956
                                                              ------   ------
                                                               9,411    9,724
Deferred tax liabilities arising from taxable temporary
 differences:
  Leases of product licenses................................     346      196
                                                              ------   ------
Net deferred income taxes...................................   9,065    9,528
Less: current portion, deferred tax assets..................   6,217    5,392
                                                              ------   ------
Non-current portion, deferred tax assets....................  $2,848   $4,136
                                                              ======   ======

  In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods for which the deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

(13) Retirement Plans

  The Company has a retirement plan covering substantially all of its employees. This plan meets the requirements of Section 401(k) of the Internal Revenue Code. The Company matches employee contributions

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES and may make additional contributions based on the Company's profitability. For the year ended December 31, 1996, three months ended March 31, 1997, nine months ended December 31, 1997 and year ended December 31, 1998, the Company's matching (and total) contributions were $1,854,000, $696,000, $1,190,000 and $2,391,000, respectively.

  The Company also has entered into deferred compensation agreements with certain key executives. Under these agreements, the executives are credited with annual pre-determined amounts and amounts based on bonuses received, and earn interest on the deferred amounts. Total deferrals are included in accrued payroll and employee benefits, net of any outstanding loans. Total deferrals were $1,068,000 (net of $1,164,000 loan balance) and $1,755,000 (net of
$363,000 loan balance) at December 31, 1997 and 1998, respectively. The expense for these agreements was $1,218,000, $150,000, $160,000 and $450,000 for the year ended December 31, 1996, three months ended March 31, 1997, nine months ended December 31, 1997 and year ended December 31, 1998, respectively. To assist in the funding of these agreements, the Company has purchased corporate-owned life insurance on certain of these executives. The cash surrender value of these policies, which is included in other assets, was $764,000 and $703,000 at December 31, 1997 and 1998, respectively.

(14) Stock Option Plan and Employee Stock Purchase Plan

  The Company adopted the Software AG Systems, Inc. 1997 Stock Option Plan (the "Stock Option Plan") on April 29, 1997. The Stock Option Plan permits a maximum of 6,875,000 shares of common stock to be issued pursuant to grants of stock options. Unless sooner terminated by the Company's Board of Directors, the Stock Option Plan will terminate on April 11, 2007. Pursuant to the Stock Option Plan, the exercise price per share shall not be less than the fair market value of each share at the date of grant. All options issued generally have vesting periods of zero to four years from the grant date and expire after the seventh anniversary from the date of grant. At December 31, 1997 and 1998, 1,831,775 and 1,761,776 shares, respectively, were available for grant under the Stock Option Plan.

  Following is a summary of activity under the Stock Option Plan for the years ended December 31, 1997 and 1998:

                                        1997                     1998
                              ------------------------ ------------------------
                                           Weighted                 Weighted
                                           average                  average
                               Shares   exercise price  Shares   exercise price
                              --------- -------------- --------- --------------
Outstanding, January 1,......       --      $ --       5,043,225     $ 5.02
Granted...................... 5,069,900      4.66        450,500      19.50
Exercised....................       --        --         933,260       2.43
Forfeited/Expired............    26,675      2.90        380,501       7.27
                              ---------     -----      ---------     ------
Outstanding, December 31,.... 5,043,225     $5.02      4,179,964     $ 6.97
                              =========     =====      =========     ======

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

  The following table summarizes information about the Stock Option Plan at December 31, 1998:

                      Options Outstanding                             Options Exercisable
----------------------------------------------------------------- ----------------------------
                                  Weighted average
  Actual range of                    remaining        Weighted                    Weighted
exercise prices 150%    Shares      contractual       average       Shares    average exercise
     increments       outstanding    life years    exercise price exercisable      price
--------------------  ----------- ---------------- -------------- ----------- ----------------
$  1.47-- 1.47         2,110,640        5.3            $ 1.47        171,210       $ 1.47
   9.60--13.88         1,675,724        6.3             11.01        862,020        10.50
  15.56--23.31           310,600        6.5             17.50            --           --
  24.44--30.19            83,000        6.3             25.95            --           --
--------------         ---------        ---            ------      ---------       ------
$  1.47--30.19         4,179,964        5.8            $ 6.97      1,033,230       $ 9.00
==============         =========        ===            ======      =========       ======

  In 1998, the Company's Board of Directors and the shareholders approved a qualified employee stock purchase plan ("ESPP") and authorized the issuance of 1,500,000 shares of common stock, for purchase pursuant to the ESPP. The ESPP commenced on June 1, 1998. Under the terms of the ESPP, employees may contribute, through payroll deduction, up to 15% of eligible compensation to purchase stock with the limitation of $25,000 annually in fair market value of the shares. Employees may elect to withdraw from the ESPP at any time during the two separate offering periods which run from December to May and June to November and have their contributions for the period returned to them. Also, employees may elect to change the rate of contribution only once during the offering periods. The price at which employees may purchase shares is 85% of the lower of the fair market value of the stock at the beginning or end of the six months offering period. The ESPP is qualified under Section 423 of the Internal Revenue Code of 1986, as amended. In 1998, employees purchased 68,686 shares at an average price of $16.20. At December 31, 1998, 1,431,000 shares are remaining for future issuance.

  The Company applies APB Opinion No. 25 in accounting for its stock options granted and stock issued through the ESPP, under which compensation cost is recognized to the extent that the fair value of the underlying stock exceeds the exercise price of the stock options granted or stock issued through the ESPP. Under SFAS No. 123, the Company is required to provide pro forma disclosure of the net income and earnings per share that would have resulted had the Company adopted the fair value method for recognition purposes. The following information is presented as if the Company had adopted SFAS No. 123 and restated its results for the nine months ended December 31, 1997 and for the year ended December 31, 1998:

                                                        Dec. 31,    Dec. 31,
                                                          1997        1998
                                                       ----------  -----------
                                                       (in thousands, except
                                                          per share data)
Net income--as reported...............................  $    5,338 $    27,710
Net income--pro forma.................................       4,741      25,501
Earnings per share--as reported.......................        0.21        0.93
Earnings per share (assuming dilution)--as reported...        0.20        0.87
Earnings per share--pro forma.........................        0.19        0.85
Earnings per share (assuming dilution)--pro forma.....        0.18        0.80

  For the above information, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1997 and 1998: dividend yield of zero percent each; risk-free interest rate of 6.0% and 5.2%; expected volatility of 40.0% and 73.9%; and expected lives of 2 to 6 years and 4.5 years, respectively. The weighted average fair value of options granted during the nine months ended December 31, 1997 and the year ended December 31, 1998 was $1.97 and $11.90 per option, respectively.

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

  In addition, the fair value of each stock purchased through the ESPP was estimated on the purchase date using the Black-Scholes pricing model with the following assumptions in 1998: Dividend yield of zero percent; risk free interest rate of 5.3%; expected volatility of 73.9%; and expected lives of 0.5 years. The weighted average fair value of stocks purchased through ESPP during the year ended December 31, 1998 was $8.31.

  The full impact of calculating cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options vesting period of four years.

(15) Lease Commitments

  The Company leases certain computer equipment under agreements which are classified as capital leases. Lease terms are generally less than 36 months. Assets under capital leases are included in the consolidated balance sheets as follows:

                                                               Dec. 31, Dec. 31,
                                                                 1997     1998
                                                               -------- --------
                                                                (in thousands)
Computer equipment............................................  $ --     $1,512
Less: accumulated amortization................................    --        428
                                                                -----    ------
                                                                $ --     $1,084
                                                                =====    ======

  In addition, the Company leases office space and equipment under operating lease agreements that expire at various dates through 2015. Facility rent expense for the year ended December 31, 1996, three months ended March 31, 1997, nine months ended December 31, 1997 and year ended December 31, 1998, was $7,002,000, $1,722,000, $5,179,000 and $6,658,000, respectively. Rent expense includes the current year effect of determinable scheduled rent increases and initial rent abatement periods contained in certain of the Company's facility lease agreements. Equipment lease expense for the year ended December 31, 1996, three months ended March 31, 1997, nine months ended December 31, 1997 and year ended December 31, 1998 was $1,678,000, $339,000,
$1,018,000 and $2,002,000, respectively.

  Future minimum rent payments under the aforementioned leases, net of aggregate rents of $4,189,000 expected to be received from subleasing of a portion of the customer support facility and another facility, at December 31, 1998 are:

Years ending December 31,           Capital Leases       Operating Leases
-------------------------           -------------- ----------------------------
                                                   Facilities Equipment  Total
                                                   ---------- --------- -------
                                                          (in thousands)
1999...............................     $ 552       $ 5,643    $2,915   $ 8,558
2000...............................       453         5,633     1,495     7,128
2001...............................       226         5,351       120     5,471
2002...............................       --          4,776        90     4,866
2003...............................       --          4,140        34     4,174
Thereafter.........................       --         18,971       --     18,971
                                        -----       -------    ------   -------
Total minimum lease payments.......     1,231       $44,514    $4,654   $49,168
                                                    =======    ======   =======
Less: amount representing
 interest..........................       118
                                        -----
Present value of net minimum lease
 payments..........................     1,113
Less: current portion..............       478
                                        -----
                                        $ 635
                                        =====

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

  The Company's operating lease agreement for its customer support facility requires the Company to maintain minimum amounts of net worth and retained earnings. If the minimum amounts are not maintained, the Company will be required to post a $500,000 irrevocable letter of credit for each $2,000,000 shortfall, to be applied by the lessor in the event of default under the lease.

(16) Geographic, Product and Services Revenue Information

  Net revenue, operating income, and identifiable assets by geographic area were as follows:

                                        Predecessor           Successor
                                   --------------------- --------------------
                                     Year   Three months Nine months   Year
                                    ended      ended        ended     Ended
                                   Dec. 31,   Mar. 31,    Dec. 31,   Dec. 31,
                                     1996       1997        1997       1998
                                   -------- ------------ ----------- --------
                                                 (in thousands)
Revenue:
  U.S. operations................. $129,879   $ 30,424  | $116,378   $209,838
  Canadian operations.............      --         --   |    3,861     15,062
  Mexican operations..............      --         --   |    4,507      6,209
  Other operations................   26,961      4,217  |   23,329     25,845
  Intercompany elimination........      --         --   |   (1,492)    (7,965)
                                   --------   --------  | --------   --------
    Total revenue................. $156,840   $ 34,641  | $146,583   $248,989
                                   ========   ========  | ========   ========
Income (loss) from operations:                          |
  U.S. operations................. $  5,281   $  1,310  | $ 18,732   $ 38,875
  Canadian operations.............      --         --   |   (5,129)     3,046
  Mexican operations..............      --         --   |   (1,151)       (22)
  Other operations................      --         --   |      --         --
  Intercompany elimination........      --         --   |      --         182
                                   --------   --------  | --------   --------
    Total operating income........ $  5,281   $  1,310  | $ 12,452   $ 42,081
                                   ========   ========  | ========   ========
Identifiable assets (including                          |
 long-lived assets):                                    |
  U.S. operations................. $158,088   $127,749  | $193,503   $253,142
  Canadian operations.............      --         --   |    9,143     11,158
  Mexican operations..............      --         --   |    1,538        302
  Other operations................      --         --   |      --         --
  Intercompany elimination........      --         --   |   (2,447)   (10,837)
                                   --------   --------  | --------   --------
    Total identifiable assets..... $158,088   $127,749  | $201,737   $253,765
                                   ========   ========  | ========   ========

  Canadian operations include one subsidiary, SAGA SOFTWARE (CANADA) Inc. (formerly R.D. Nickel and Associates, Inc.), which was acquired in September 1997. Mexican operations include one subsidiary located in Mexico. The Company's Mexican operations commenced in 1996 and operated as a branch office until it became a wholly owned subsidiary in May 1997. Other operations include royalty revenue from international distributors.

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES

  Royalty revenues from international distributors are as follows:

                                              Predecessor        Successor
                                           ----------------- -----------------
                                                     Three     Nine
                                             Year    months   months    Year
                                            ended    ended    ended    ended
                                           Dec. 31, Mar. 31, Dec. 31, Dec. 31,
                                             1996     1997     1997     1998
                                           -------- -------- -------- --------
                                                     (in thousands)
Japan..................................... $ 9,207   $  971 |$10,481  $12,469
Brazil....................................   7,000    1,500 |  7,500    7,777
Canada....................................   4,640      805 |  2,026      --
Other.....................................   6,114      941 |  3,322    5,599
                                           -------   ------ |-------  -------
Total royalty revenues from international                   |
 distributors............................. $26,961   $4,217 |$23,329  $25,845
                                           =======   ====== |=======  =======

  Royalty revenues from international distributors included in software license fees and maintenance fees on the consolidated statements of operations were $16,982,000 and $9,979,000, respectively, in 1996; $2,331,000 and
$1,886,000, respectively, for the three months ended March 31, 1997; $16,105,000 and $7,224,000, respectively, for the nine months ended December 31, 1997 and $18,696,000 and $7,149,000, respectively, for the year ended December 31, 1998. Royalties from Canada includes royalties received from R.D. Nickel prior to the acquisition in September 1997.

  Sales and transfers between geographic areas are accounted for at prices which the Company believes are arm's length, and in accordance with the rules and regulations of the respective governing tax authorities.

  The Company's software license fees are derived primarily from the licensing of the Company's enterprise systems and enterprise integration products. In 1996, 1997 and 1998, revenues from sale of enterprise systems products represented 85%, 81% and 85%, respectively, and revenues from sale of enterprise integration products represented 15%, 19% and 15%, respectively, of the total software license fees.

  The Company's professional services fees are derived primarily from services provided with the implementation and deployment of the Company's enterprise systems and enterprise integration products and through educational services. The Company's professional services offerings include software integration, system implementation, large project management, year 2000 analysis and remediation and consulting. In 1997 and 1998, software integration, system implementation and large project management services contributed 64% and 44%, respectively; year 2000 analysis and remediation services contributed 15% and 42%, respectively; educational services contributed 7% and 4%, respectively; consulting services contributed 2% each, and other services contributed approximately 12% and 8%, respectively, of the total services revenue. The related 1996 information is not available as the company maintained its financial information in a different manner compared to 1997 and thereafter.

(17) Other Income and Expense, Net

  Other income and expense, net, on the consolidated statements of operations primarily includes interest income of $2,914,000 and gain on sale of other assets of $1,000,000 for the year ended December 31, 1996; interest income of $779,000 for the three months ended March 31, 1997; interest income of $728,000 for the nine months ended December 31, 1997 and interest income of $3,550,000 for the year ended December 31, 1998.

(18) Contingencies

  The Company is involved in various claims and legal proceedings of a nature considered normal to its business, primarily relating to product and contract performance issues, and employee termination matters. While

                  SOFTWARE AG SYSTEMS, INC. AND SUBSIDIARIES it is not feasible to predict or determine the final outcome of these proceedings, management does not believe that they will have a material adverse affect on the Company's financial position or results of operations.

(19) Quarterly Financial Data (Unaudited)

  Summarized financial data by quarters is as follows:

                                       Predecessor          Successor
                                       ----------- ---------------------------
                                          Three
                                         months        Three months ended,
                                          ended    ---------------------------
                                        Mar. 31,   June 30, Sept. 30, Dec. 31,
                                          1997       1997     1997      1997
                                       ----------- -------- --------- --------
                                        (in thousands, except per share data)
Revenue...............................   $34,641 | $42,947   $46,729  $56,907
Gross profit..........................    17,127 |  22,845    23,748   31,264
Net income (loss).....................     1,373 |   2,151    (3,227)   6,414
Net income (loss) per share...........      0.06 |    0.09     (0.13)    0.24
Net income (loss) per share-assuming             |
 dilution.............................   $  0.05 | $  0.08   $ (0.13) $  0.23

                                                   Successor
                                    ------------------------------------------
                                              Three months ended,
                                    ------------------------------------------
                                    Mar. 31,   June 30,   Sept. 30,  Dec. 31,
                                      1998       1998        1998      1998
                                    ---------  ---------  ---------- ---------
                                     (in thousands, except per share data)
Revenue............................ $  55,863  $  60,352   $  62,923 $  69,851
Gross profit.......................    31,635     36,211      35,041    39,884
Net income.........................     5,390      6,145       6,823     9,352
Net income per share...............      0.18       0.21        0.23      0.31
Net income per share-assuming
 dilution.......................... $    0.17  $    0.19   $    0.21 $    0.29

                                  SCHEDULE II

                       Valuation and Qualifying Accounts

                                              Additions
                                   Balance at Charged to              Balance
                                   Beginning  Costs and  Deductions    at End
        Description                of Period   Expenses  Write-offs  of Period
        -----------                ---------- ---------- ----------  ----------
Predecessor:
1/1/96-12/31/96
  Allowance for Doubtful Ac-
   counts......................... $4,035,518 $  757,060 $1,083,575  $3,709,003
1/1/97-3/31/97
  Allowance for Doubtful Ac-
   counts.........................  3,709,003    204,406   (138,274)  4,051,683
-------------------------------------------------------------------------------

Successor:
4/1/97-12/31/97
  Allowance for Doubtful Ac-
   counts.........................  4,051,683  1,202,325  1,564,412   3,689,596
1/1/98-12/31/98
  Allowance for Doubtful Ac-
   counts......................... $3,689,596 $3,424,222 $2,071,216  $5,042,602